Exhibit 99.1

GUESS?, INC. REPORTS FIRST QUARTER RESULTS

Preserved Liquidity and Reduced Cost Structure to Mitigate the Impact of the COVID-19 Crisis

Q1 Fiscal 2021 Revenues Decreased 52% to $260 Million; Decreased 50% in Constant Currency Driven by COVID-19 Related Store Closures

Q1 Fiscal 2021 GAAP Loss per Share of $2.40, Compared to $0.27 in Q1 Fiscal 2020; Q1 Fiscal 2021 Adjusted Loss per Share of $1.81, Compared to $0.25 in Q1 Fiscal 2020

LOS ANGELES, June 10, 2020 - Guess?, Inc. (NYSE: GES) today reported financial results for its first quarter ended May 2, 2020.

Carlos Alberini, Chief Executive Officer, commented, “The COVID-19 Crisis has had a material impact on our Company, including our operations and our financial results. I couldn’t be more proud of our teams around the world as they acted decisively, quickly and strongly to control what could be controlled and demonstrated a level of commitment, leadership and empathy that is unparalleled. Our top priority has been the safety and well-being of our associates, customers and the communities we serve. To minimize our loss and protect our liquidity, we challenged every aspect of our business which was being significantly impacted by extensive store closures and lower customer demand. In addition to postponing our decision related to the payment of the quarterly dividend, we were able to reduce expenses, adjust inventory levels and purchases, lower capital expenditures and extend vendor payment terms to react to the Crisis.”

Mr. Alberini continued, “Today we have all stores open in Asia, over 400 stores in Europe and over 180 stores in the U.S. and Canada. We are encouraged by our initial results, which have been better than anticipated. Our sales productivity for re-opened stores for the second quarter to date has reached roughly 75% in the U.S. and Canada and 70% in Europe as compared to last year’s level.”

Mr. Alberini concluded, “Looking forward, the building blocks of our long-term strategy are still intact. We remain focused on enhancing our omni-channel platform centered around the consumer and are accelerating our efforts to gain efficiencies across our global operations and rationalize our store portfolios. I fully expect to be on the other side of this Crisis with a more efficient business model, a more focused and consistent global brand strategy and a more nimble and agile organization.”

Adjusted Amounts

This press release contains certain non-GAAP, or adjusted, financial measures. References to “adjusted” results exclude the impact of (i) asset impairment charges, (ii) net losses on lease terminations, (iii) certain professional service and legal fees and related costs, (iv) certain separation charges, (v) non-cash debt discount amortization on our convertible senior notes, (vi) the related tax effects of the foregoing items, and (vii) certain discrete tax adjustments, in each case where applicable. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

COVID-19 Business Update

The coronavirus (or “COVID-19”) pandemic has had and is continuing to have a material impact on the Company’s financial performance. During the first quarter of fiscal 2021, in addition to the negative impact from lower net revenue, the Company’s operating results also reflected asset impairment charges as well as additional inventory valuation reserves and higher allowances for markdowns and doubtful accounts due to the ongoing effects of the COVID-19 pandemic. These charges were partially offset by the favorable impact from various European and U.S. government assistance programs related primarily to the recovery of employee payroll costs as well as certain favorable tax treatments.

During the first half of fiscal 2021, the Company implemented a number of measures to help mitigate the operating and financial impact of the pandemic, including: (i) furloughing its U.S. and Canada store associates and significant portions of its U.S. and Canada corporate and distribution center associates and permanently reducing U.S. corporate headcount; (ii) implementing temporary tiered salary reductions for management level corporate employees, including its executive officers; (iii) deferring annual merit increases; (iv) executing substantial reductions in expenses, store occupancy costs, capital expenditures and overall costs, including through reduced inventory purchases; (v) working globally with country management teams to maximize the Company’s participation in all eligible government or other initiatives available to businesses or employees impacted by the COVID-19 pandemic; (vi) drawing down on certain credit facilities and entering into certain term loans to ensure financial flexibility and maintain maximum liquidity; (vii) engaging with landlords to negotiate rent deferrals or other rent concessions; (viii) working with vendors to extend payment terms; and (ix) postponing its decision related to the payment of its quarterly cash dividend.

Beginning in mid-April, the Company began to reopen some of its stores in Europe. In May 2020, the Company began to reopen some of its stores in the U.S. and Canada. In Asia, where store closures related to COVID-19 began, all of the Guess-operated stores have reopened. The Company will continue to reopen stores in phases, as state and local guidelines and conditions permit, taking an informed, measured approach based on a number of factors. The Company’s e-commerce sites remain open in all regions. In addition, retail stores that are open have and continue to experience significant reductions in traffic and therefore, revenue. The Company’s e-commerce sites have experienced lower traffic, but this has been partially offset by a strengthening in conversion. Many of the Company’s wholesale and licensing partners have also substantially reduced their operations. The Company has and will continue to bring back store associates and support staff as stores reopen.

First Quarter Fiscal 2021 Results

For the first quarter of fiscal 2021, the Company recorded GAAP net loss of $157.7 million, compared to $21.4 million for the first quarter of fiscal 2020. GAAP diluted loss per share was $2.40 for the first quarter of fiscal 2021, compared to $0.27 for the same prior-year quarter. The Company estimates that its prior year share buybacks and convertible notes transaction had a net negative impact of $0.50 on GAAP diluted loss per share and currency had a negative impact of $0.09 on diluted loss per share in the first quarter of fiscal 2021.

For the first quarter of fiscal 2021, the Company recorded adjusted net loss of $118.9 million, compared to $19.6 million for the first quarter of fiscal 2020. Adjusted diluted loss per share was $1.81, compared to $0.25 for the same prior-year quarter. The Company estimates that its prior year share buybacks and convertible notes transaction had a net negative impact of $0.36 on adjusted diluted loss per share in the first quarter of fiscal 2021.

Net Revenue. Total net revenue for the first quarter of fiscal 2021 decreased 51.5% to $260.3 million, compared to $536.7 million in the same prior-year quarter. In constant currency, net revenue decreased by 50.1%.

•	Americas Retail revenues decreased 57.7% in U.S. dollars and 57.4% in constant currency.

•	Americas Wholesale revenues decreased 44.0% in U.S. dollars and 41.8% in constant currency.

•	Europe revenues decreased 49.3% in U.S. dollars and 47.4% in constant currency.

•	Asia revenues decreased 52.6% in U.S. dollars and 50.6% in constant currency.

•	Licensing revenues decreased 31.3% in U.S. dollars.

Operating Loss. GAAP loss from operations for the first quarter of fiscal 2021 was $162.5 million (including $53.0 million in non-cash impairment charges taken on certain long-lived store related assets and a $4.6 million favorable currency translation impact), compared to $24.5 million in the same prior-year quarter. GAAP operating margin in the first quarter decreased 57.8% to negative 62.4%, from negative 4.6% in the same prior-year quarter, driven primarily by overall deleveraging of expenses due to the negative impact from the COVID-19 pandemic on our global operations and higher asset impairment charges. The negative impact of currency on operating margin for the quarter was approximately 20 basis points.

For the first quarter of fiscal 2021, adjusted operating loss was $108.6 million, compared to $22.4 million in the same prior-year quarter. Adjusted operating margin decreased 37.5% to negative 41.7%, compared to negative 4.2% in the same prior-year quarter, driven primarily by overall deleveraging of expenses due to the negative impact from the COVID-19 pandemic on our global operations.

•
Operating margin for the Company’s Americas Retail segment decreased 48.2% to negative 49.2% in the first quarter of fiscal 2021, from negative 1.0% in the same prior-year quarter, driven primarily by the deleverage impact of temporary store closures as a result of the COVID-19 pandemic.

•
Operating margin for the Company’s Americas Wholesale segment decreased 10.6% to 6.3% in the first quarter of fiscal 2021, from 16.9% in the same prior-year quarter, due mainly to the negative impacts from the COVID-19 pandemic which resulted in higher markdowns and overall deleveraging of expenses.

•
Operating margin for the Company’s Europe segment decreased 33.9% to negative 41.7% in the first quarter of fiscal 2021, from negative 7.8% in the same prior-year quarter, driven primarily by overall deleveraging of expenses due to lower revenue as a result of the COVID-19 pandemic.

•
Operating margin for the Company’s Asia segment decreased 52.6% to negative 56.4% in the first quarter of fiscal 2021, from negative 3.8% in the same prior-year quarter, due mainly to the negative impacts from the COVID-19 pandemic which resulted in significantly higher inventory reserves and overall deleveraging of expenses.

•	Operating margin for the Company’s Licensing segment decreased 10.4% to 78.0% in the first quarter of fiscal 2021, from 88.4% in the same prior-year quarter.
Other expense, net, was $19.6 million for the first quarter of fiscal 2021, compared to other income, net, of $2.1 million in the same prior-year quarter. The change was driven primarily by market volatility which resulted in higher unrealized losses on the translation of foreign currency balances and net unrealized losses on our SERP-related assets compared to net unrealized gains in the same prior-year quarter.
Outlook

We expect that the global crisis will continue to have a material impact on our consolidated financial position, consolidated results of operations, and consolidated cash flows in fiscal 2021. Based on the sales data we have for the brick-and-mortar stores that have re-opened since May 2, 2020, we have experienced sales productivity for reopened stores of roughly 75% in the U.S. and Canada and 70% in Europe as compared to last year’s level. This data may not be indicative of future trends as this is only representative of a portion of our stores for a relatively short period of time. In addition, the extent and duration of the global pandemic remains uncertain and may continue to impact consumer purchasing activity throughout the year. Given the dynamic situation, we have not provided detailed guidance for the second quarter ending August 1, 2020 or the full fiscal year ending January 30, 2021. However, based on these trends, we currently expect revenues for the second quarter of fiscal 2021 to have a decrease similar to that of the first quarter.

Dividend

During the first quarter of fiscal 2021, the Company announced that its Board of Directors had deferred the decision with respect to the payment of its quarterly cash dividend. While the Company remains committed to returning capital to shareholders through a dividend on a long-term basis, the Board of Directors has decided to continue to postpone its decision to pay the quarterly cash dividend at this time in order to preserve the Company’s cash position and provide continued financial flexibility in light of the uncertainties related to the COVID-19 pandemic.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as adjusted results, constant currency financial information and free cash flow measures. For the three months ended May 2, 2020, the adjusted results exclude the impact of certain professional service and legal fees and related costs, certain separation charges, asset impairment charges, net losses on lease terminations, non-cash amortization of debt discount on the Company’s convertible senior notes, the related tax impacts of these adjustments as well as certain discrete tax adjustments, where applicable. For the three months ended May 4, 2019, the adjusted results exclude the impact of certain professional service and legal fees and related costs, asset impairment charges, non-cash amortization of debt discount on the Company’s convertible senior notes and the related tax impacts of these adjustments, where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and that the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 8:00 am (ET) on June 10, 2020 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of May 2, 2020, the Company directly operated 1,141 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 540 additional retail stores worldwide. As of May 2, 2020, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the potential actions and impacts related to the COVID-19 pandemic; statements concerning the Company’s expectations, future prospects, business strategies and strategic initiatives; and statements expressing optimism or pessimism about future operating results, growth opportunities, earnings, capital expenditures, operating margins, cost reduction opportunities and cash needs are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic or political conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; the continuation or worsening of impacts related to the COVID-19 pandemic, including business, financial, human capital, litigation and other impacts to the Company and its partners; our ability to successfully negotiate rent relief or other lease-related terms with our landlords; our ability to successfully negotiate or defer our vendor obligations; our ability to maintain adequate levels of liquidity; changes to estimates related to impairments, inventory and other reserves, including the impact of the CARES Act, which were made using the best information available at the time; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks related to our convertible senior notes issued in April 2019, including our ability to settle the liability in cash; our ability to successfully or timely implement plans for cost reductions; our ability to effectively and efficiently manage the volume and costs associated with our European distribution centers without incurring shipment delays; our ability to attract and retain key personnel; obligations or changes in estimates arising from new or existing litigation, tax and other regulatory proceedings; risks related to the complexity of the Tax Reform, future clarifications and legislative amendments thereto, as well as our ability to accurately interpret and predict its impact on our cash flows and financial condition; the risk of economic uncertainty associated with the transition period of the United Kingdom’s departure from the European Union (“Brexit”) or any other similar referendums that may be held; the occurrence of unforeseen epidemics, such as the COVID-19 pandemic; other catastrophic events; changes in U.S. or foreign tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments identified after issuance of this release; risk of future non-cash asset impairments, including goodwill, right of-use lease assets and/or other store asset impairments; restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations (including global data privacy regulations); risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-attacks and other cyber security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information technology systems; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in the various countries in which we operate. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, length and severity of the COVID-19 pandemic, and uncertainty surrounding potential changes in U.S. policies and regulations, including the upcoming U.S. election, may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Loss
(amounts in thousands, except per share data)

	Three Months Ended
	May 2, 2020		May 4, 2019
	$	%	$	%

Product sales	$247,317	95.0%	$517,873	96.5%
Net royalties	12,934	5.0%	18,818	3.5%
Net revenue	260,251	100.0%	536,691	100.0%

Cost of product sales	226,022	86.8%	354,742	66.1%

Gross profit	34,229	13.2%	181,949	33.9%

Selling, general and administrative expenses	143,288	55.0%	204,645	38.2%
Asset impairment charges	52,972	20.4%	1,775	0.3%
Net losses on lease terminations	456	0.2%	—	—%

Loss from operations	(162,487)	(62.4%)	(24,471)	(4.6%)

Other income (expense):
Interest expense	(5,462)	(2.1%)	(1,259)	(0.2%)
Interest income	610	0.2%	361	0.1%
Other income (expense), net	(19,580)	(7.5%)	2,071	0.4%

Loss before income tax benefit	(186,919)	(71.8%)	(23,298)	(4.3%)

Income tax benefit	(26,381)	(10.1%)	(2,717)	(0.5%)

Net loss	(160,538)	(61.7%)	(20,581)	(3.8%)

Net earnings (loss) attributable to noncontrolling interests	(2,872)	(1.1%)	793	0.2%

Net loss attributable to Guess?, Inc.	$(157,666)	(60.6%)	$(21,374)	(4.0%)

Net loss per common share attributable to common stockholders:
Basic	$(2.40)		$(0.27)
Diluted	$(2.40)		$(0.27)

Weighted average common shares outstanding attributable to common stockholders:
Basic	65,715		79,925
Diluted	65,715		79,925

Effective tax rate	14.1%		11.7%

Adjusted selling, general and administrative expenses[1]:	$142,825	54.9%	$204,373	38.1%

Adjusted loss from operations[1]:	$(108,596)	(41.7%)	$(22,424)	(4.2%)

Adjusted net loss attributable to Guess?, Inc.[1]:	$(118,913)	(45.7%)	$(19,616)	(3.7%)

Adjusted diluted loss per common share attributable to common stockholders[1]:	$(1.81)		$(0.25)

Adjusted effective tax rate[1]:	6.6%		10.5%
______________________________________________________________________
Notes:

[1]
The adjusted results for the three months ended May 2, 2020 reflect the exclusion of certain professional service and legal fees and related costs, certain separation charges, asset impairment charges, net losses on lease terminations, non-cash amortization of debt discount on the Company’s convertible senior notes, the related tax impacts of these adjustments as well as certain discrete tax adjustments, where applicable. The adjusted results for the three months ended May 4, 2019 reflect the exclusion of certain professional service and legal fees and related costs, asset impairment charges, non-cash amortization of debt discount on the Company’s convertible senior notes and the related tax impacts of these adjustments, where applicable. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)

The following table provides reconciliations of reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, reported GAAP loss from operations to adjusted loss from operations, reported GAAP net loss attributable to Guess?, Inc. to adjusted net loss attributable to Guess?, Inc. and reported GAAP income tax benefit to adjusted income tax benefit for the three months ended May 2, 2020 and May 4, 2019.

	Three Months Ended
	May 2, 2020	May 4, 2019

Reported GAAP selling, general and administrative expenses	$143,288	$204,645
Certain professional service and legal fees and related costs[1]	(290)	(272)
Separation charges[2]	(173)	—

Adjusted selling, general and administrative expenses	$142,825	$204,373

Reported GAAP loss from operations	$(162,487)	$(24,471)
Certain professional service and legal fees and related costs[1]	290	272
Separation charges[2]	173	—
Asset impairment charges[3]	52,972	1,775
Net losses on lease terminations[4]	456	—

Adjusted loss from operations	$(108,596)	$(22,424)

Reported GAAP net loss attributable to Guess?, Inc.	$(157,666)	$(21,374)
Certain professional service and legal fees and related costs[1]	290	272
Separation charges[2]	173	—
Asset impairment charges[3]	52,972	1,775
Net losses on lease terminations[4]	456	—
Amortization of debt discount[5]	2,599	213
Discrete tax adjustments[6]	(7,891)	—
Income tax impact from adjustments[7]	(9,846)	(502)

Total adjustments affecting net loss attributable to Guess?, Inc.	38,753	1,758

Adjusted net loss attributable to Guess?, Inc.	$(118,913)	$(19,616)

Reported GAAP income tax benefit	$(26,381)	$(2,717)
Discrete tax adjustments[6]	7,891	—
Income tax impact from adjustments[7]	9,846	502

Adjusted income tax benefit	$(8,644)	$(2,215)

Adjusted effective tax rate	6.6%	10.5%
______________________________________________________________________
Notes:

[1]
During the three months ended May 2, 2020 and May 4, 2019, the Company recorded certain professional service and legal fees and related costs, which it otherwise would not have incurred as part of its business operations.

[2]
During the three months ended May 2, 2020, the Company recorded $0.2 million in separation-related charges mainly related to certain cash severance payments, partially offset by adjustments to non-cash stock-based compensation expense related to our former Chief Executive Officer resulting from changes in expected performance conditions of certain previously granted stock awards that were no longer subject to service vesting requirements after his departure. There were no separation charges recorded during the three months ended May 4, 2019.

[3]
During the three months ended May 2, 2020, the Company recognized asset impairment charges related primarily to impairment of certain operating lease right-of-use assets and impairment of property and equipment related to certain retail locations resulting from lower revenue and future cash flow projections resulting from the ongoing effects of the COVID-19 pandemic. During the three months ended May 4, 2019, the Company’s asset impairment charges related primarily to impairment of property and equipment related to certain retail locations resulting from under-performance and expected store closures.

[4]	During the three months ended May 2, 2020, the Company recorded net losses on lease terminations related primarily to the early termination of certain lease agreements.

[5]
In April 2019, the Company issued $300 million principal amount of 2.00% convertible senior notes due 2024 (the “Notes”) in a private offering. The Company has separated the Notes into liability (debt) and equity (conversion option) components. The debt discount, which represents an amount equal to the fair value of the equity component, will be amortized as non-cash interest expense over the term of the Notes.

[6]
During the three months ended May 2, 2020, the discrete tax adjustments related primarily to a tax benefit from a tax rate change due to net operating loss carrybacks, partially offset by the negative impact from a cumulative valuation allowance. The Company recognized a tax benefit of approximately $11.8 million from a tax rate change related to the ability to carryback net operating losses to tax years with a higher federal corporate tax rate as allowed under the CARES Act enacted in March 2020. This was partially offset by a valuation allowance of $3.7 million resulting from jurisdictions where there have been cumulative net operating losses, limiting the Company’s ability to consider other subjective evidence to continue to recognize the existing deferred tax assets.

[7]
The income tax effect of certain professional service and legal fees and related costs, separation charges, asset impairment charges, net losses on lease terminations and the amortization of debt discount was based on the Company’s assessment of deductibility using the statutory tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended
	May 2, 2020	May 4, 2019	% change

Net revenue:
Americas Retail	$74,584	$176,423	(58%)
Americas Wholesale	25,875	46,205	(44%)
Europe	106,473	210,055	(49%)
Asia	40,385	85,190	(53%)
Licensing	12,934	18,818	(31%)
Total net revenue	$260,251	$536,691	(52%)

Earnings (loss) from operations:
Americas Retail	$(36,673)	$(1,812)	(1,924%)
Americas Wholesale	1,624	7,814	(79%)
Europe	(44,406)	(16,327)	(172%)
Asia	(22,777)	(3,203)	(611%)
Licensing	10,094	16,644	(39%)
Total segment earnings (loss) from operations	(92,138)	3,116	(3,057%)

Corporate overhead	(16,921)	(25,812)	(34%)
Asset impairment charges	(52,972)	(1,775)	2,884%
Net losses on lease terminations	(456)	—
Total loss from operations	$(162,487)	$(24,471)	(564%)

Operating margins:
Americas Retail	(49.2%)	(1.0%)
Americas Wholesale	6.3%	16.9%
Europe	(41.7%)	(7.8%)
Asia	(56.4%)	(3.8%)
Licensing	78.0%	88.4%

GAAP operating margin for total Company	(62.4%)	(4.6%)
Certain professional service and legal fees and related costs	0.1%	0.1%
Separation charges	0.0%	—%
Asset impairment charges	20.4%	0.3%
Net losses on lease terminations	0.2%	—%
Adjusted operating margin for total Company	(41.7%)	(4.2%)

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended
	May 2, 2020			May 4, 2019	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$74,584	$594	$75,178	$176,423	(58%)	(57%)
Americas Wholesale	25,875	1,026	26,901	46,205	(44%)	(42%)
Europe	106,473	4,077	110,550	210,055	(49%)	(47%)
Asia	40,385	1,696	42,081	85,190	(53%)	(51%)
Licensing	12,934	—	12,934	18,818	(31%)	(31%)
Total net revenue	$260,251	$7,393	$267,644	$536,691	(52%)	(50%)

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	May 2, 2020	February 1, 2020	May 4, 2019

ASSETS

Cash and cash equivalents	$419,415	$284,613	$112,933

Receivables, net	239,532	327,281	250,521

Inventories	392,490	393,129	478,223

Other current assets	58,961	59,212	76,308

Property and equipment, net	244,681	288,112	308,136

Restricted cash	213	215	523

Operating lease right-of-use assets	778,030	851,990	921,084

Other assets	213,430	224,410	234,032

Total assets	$2,346,752	$2,428,962	$2,381,760

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$160,501	$9,490	$49,141

Current operating lease liabilities	226,967	192,066	217,110

Other current liabilities	334,756	436,857	379,549

Long-term debt and finance lease obligations	94,804	32,770	34,573

Convertible senior notes, net	250,176	247,363	239,394

Long-term operating lease liabilities	659,947	714,079	764,202

Other long-term liabilities	128,878	130,259	127,939

Redeemable and nonredeemable noncontrolling interests	19,069	26,364	22,295

Guess?, Inc. stockholders’ equity	471,654	639,714	547,557

Total liabilities and stockholders’ equity	$2,346,752	$2,428,962	$2,381,760

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Three Months Ended
	May 2, 2020	May 4, 2019

Net cash used in operating activities	$(61,553)	$(96,501)

Net cash used in investing activities	(5,716)	(17,182)

Net cash provided by financing activities	210,083	18,723

Effect of exchange rates on cash, cash equivalents and restricted cash	(8,014)	(2,579)

Net change in cash, cash equivalents and restricted cash	134,800	(97,539)

Cash, cash equivalents and restricted cash at the beginning of the year	284,828	210,995

Cash, cash equivalents and restricted cash at the end of the period	$419,628	$113,456

Supplemental information:

Depreciation and amortization	$17,024	$18,598

Total lease costs	$77,500	$89,944

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Used In Operating Activities to Free Cash Flow
(in thousands)

	Three Months Ended
	May 2, 2020	May 4, 2019

Net cash used in operating activities	$(61,553)	$(96,501)

Less: Purchases of property and equipment	(5,973)	(17,865)

Less: Payments for property and equipment under finance leases	(921)	(433)

Free cash flow	$(68,447)	$(114,799)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	As of May 2, 2020
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	280	278	2	1	—	1
Canada	80	80	—	—	—	—
Central and South America	111	73	38	27	27	—

Total Americas	471	431	40	28	27	1

Europe and the Middle East	744	517	227	38	38	—
Asia and the Pacific	466	193	273	318	114	204

Total	1,681	1,141	540	384	179	205

	As of May 4, 2019
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	289	287	2	1	—	1
Canada	88	88	—	—	—	—
Central and South America	107	70	37	27	27	—

Total Americas	484	445	39	28	27	1

Europe and the Middle East	713	498	215	37	37	—
Asia and the Pacific	527	231	296	349	168	181

Total	1,724	1,174	550	414	232	182